Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of Proteon Therapeutics, Inc. of our report dated March 14, 2018, with respect to the consolidated financial statements of Proteon Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 3, 2019